Exhibit 5.1

www.velaw.com

Tel 713.758.2222 Fax 713.758.2346

June 18, 2015

Occidental Petroleum Corporation

5 Greenway Plaza, Suite 110

Houston, Texas 77046

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Occidental Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”), and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of an indeterminate aggregate amount of the Company’s debt securities, in one or more series (the “Debt Securities”), on the terms and conditions to be determined at the time of each offering.

We have examined originals or certified copies of (i) the Registration Statement, (ii) the Prospectus, (iii) the Company’s Restated Certificate of Incorporation, dated November 12, 1999 and Certificates of Amendment thereto dated May 5, 2006, May 1, 2009 and May 2, 2014, (iv) the Company’s By-Laws, as amended through May 1, 2015, (v) the Indenture dated as of August 18, 2011, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly, The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), the form and terms of any series of Debt Securities issued under such Indenture to be established by and set forth in an officers’ certificate or supplemental indenture delivered pursuant to and supplementing such Indenture (the Indenture in (v) as so supplemented referred to herein as the “Indenture”) and (vi) such corporate records of the Company, including the records of corporate proceedings relating to the filing of the Registration Statement, and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Vinson & Elkins LLP Attorneys at Law	1001 Fannin Street, Suite 2500
Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London	Houston, TX 77002-6760
Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

June 18, 2015 Page 2

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

With respect to the Debt Securities, when (i) the Company has taken all necessary action to establish the form and terms of such Debt Securities and to authorize and approve the issuance of such Debt Securities, the terms of the offering thereof and related matters, (ii) the Indenture and any supplemental indenture thereto or officers’ certificate delivered pursuant thereto relating to such Debt Securities have been duly authorized, executed and delivered by the parties thereto with the terms of such Debt Securities having been set forth in such Indenture or such a supplemental indenture or officers’ certificate, (iii) the Trustee under the Indenture is eligible and has been duly qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), and (iv) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, any applicable resolution of the Board of Directors of the Company or a duly authorized committee thereof (the “Company Board”) or supplemental indenture or officers’ certificate relating to such Debt Securities and the applicable definitive purchase, underwriting or similar agreement, such Debt Securities will have been duly authorized by all necessary corporate action on the part of the Company and will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Indenture.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We have assumed that, in the case of each offering and sale of Debt Securities, (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act and the Trustee will have been eligible and qualified, and the Indenture will have been qualified, under the TIA and such effectiveness or qualification shall not have been terminated or rescinded; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing such Debt Securities; (iii) such Debt Securities will have been issued and sold in compliance with applicable United States federal and state securities Laws (defined below) and pursuant to and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to the

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issuance and sale of such Debt Securities will have been duly authorized, executed and delivered by the Company and the other parties thereto; (v) at the time of the issuance of such Debt Securities, the Company (a) will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation and (b) will have the necessary corporate power and due authorization; (vi) the terms of such Debt Securities and of their issuance and sale will have been established in conformity with and so as not to violate, or result in a default under or breach of, the certificate of incorporation and bylaws or other organizational documents of the Company or any applicable Law or any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company and in conformity with the Indenture and the applicable resolution of the Company Board, supplemental indenture or officers’ certificate relating to such Debt Securities; and (vii) the officers’ certificate or supplemental indenture to the Indenture establishing any terms of such Debt Securities different from those in the Indenture shall not include any provision that is unenforceable against the Company.

B. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the federal Laws of the United States, (ii) the General Corporation Law of the State of Delaware and (iii) the State of New York.

C. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

D. With respect to our opinions expressed above, as they relate to Debt Securities denominated in a currency other than U.S. dollars, we note that effective enforcement of a foreign currency claim in the New York State courts or the federal courts sitting in the State of New York may be limited by requirements that the claim (or a foreign currency judgment in respect of such claim) be converted to U.S. dollars at the rate of exchange prevailing on a specified date. We express no opinion as to whether a federal court sitting in the State of New York would award a judgment in a currency other than U.S. dollars.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Vinson & Elkins L.L.P.